Filed Pursuant to Rule 424(b)(7)
Registration No. 333-142297

PROSPECTUS SUPPLEMENT NO. 5
TO PROSPECTUS DATED APRIL 23, 2007

UAL CORPORATION
$726,000,000

4.50% SENIOR LIMITED-SUBORDINATION CONVERTIBLE NOTES DUE 2021,
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF
THE NOTES OR IN PAYMENT OF ACCRUED INTEREST ON THE NOTES
AND RELATED GUARANTEE BY UNITED AIR LINES, INC.

This prospectus supplement No. 5 supplements the prospectus dated April 23, 2007 (including any amendments or supplements thereto, the “prospectus”) relating to the resale by selling securityholders of up to $726,000,000 aggregate principal amount of 4.50% Senior Limited-Subordination Convertible Notes due 2021 (the “notes”) and the shares of common stock of UAL Corporation (“UAL”) issuable upon conversion of the notes or in payment of accrued interest on the notes. The notes are guaranteed on an unsecured basis by United Air Lines, Inc., a wholly-owned subsidiary of UAL.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in the notes and UAL common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus dated April 23, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information appearing under the heading of the prospectus entitled “Selling Securityholders” sets forth information with respect to the selling securityholders and the respective amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. The information set forth below supplements the information previously listed in the prospectus and the prospectus is hereby supplemented by the addition or substitution, as applicable, of the following:

	Principal Amount of				Shares of UAL
	Notes Beneficially	Percentage of		Shares of UAL	Common Stock
	Owned and Offered	Notes		Common Stock	Beneficially Owned
Selling Securityholder	Hereby(a)	Outstanding		Offered Hereby(b)	After the Offering(c)

Centennier Fund Limited	$2,500,000		*	71,758	—
Deutsche Bank Securities Inc.	1,150,000		*	33,009	—
Marathon Global Convertible Master Fund, Ltd.	3,000,000		*	86,110	—
Total	$6,650,000		*	190,877	—

*	Less than 1%.

(a)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in prospectus supplements or amendments from time to time, if required.

(b)	Assumes conversion of all of the selling securityholder’s notes at a conversion rate of 28.7035 shares of UAL common stock per $1,000 principal amount of the notes and a cash payment in lieu of any fractional shares. This conversion rate is subject to adjustment as described under “Description of the Notes — Conversion Rights” in the prospectus. Accordingly, the number of shares of UAL common stock may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes.

(c)	Reflects the number of shares of UAL common stock beneficially owned prior to the offering (excluding shares of common stock issuable upon conversion of the notes).

The date of this prospectus supplement is October 15, 2007.